Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

October 29, 2024

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB), with offices at 9000 West 67th Street, Merriam, Kansas, for the three and nine months ended September 28, 2024 and September 30, 2023, in millions of dollars except share and per share amounts.

(UNAUDITED)	Three Months Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2024	2023	2024	2023
Net sales	$2,218	$2,388	$6,618	$7,280
Operating income	$32	$67	$42	$—
Net earnings (loss) attributable to Seaboard	$(149)	$126	$(66)	$162

Earnings (loss) per common share	$(153.44)	$108.55	$(67.97)	$139.56
Average number of shares outstanding	971,055	1,160,779	971,055	1,160,779
Dividends declared per common share	$2.25	$2.25	$6.75	$6.75

Seaboard Corporation’s results for the three and nine months ended September 28, 2024 were impacted by a valuation allowance recorded on its U.S deferred tax assets of $176 million, with a corresponding charge to income tax expense. Further detail on the valuation allowance and third quarter results are included in its Quarterly Report on Form 10-Q filed today with the United States Securities and Exchange Commission. Seaboard Corporation has provided access to the Form 10-Q on its website at https://www.seaboardcorp.com/investors.

Also, Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on November 18, 2024 to stockholders of record at the close of business on November 8, 2024.